Exhibit 107

CALCULATION OF FILING FEE TABLE

Form S-8
(Form Type)

NextDecade Corporation
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit (2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees to Be Paid	Equity	Common Stock, par value $0.0001	Rule 457(c) and Rule 457(h)	6,000,000 (3)	$5.28	$31,680,000.00	0.00011020	$3,491.14
	Total Offering Amounts					$31,680,000.00	0.00011020	$3,491.14
	Total Fee Offsets					—		—
	Net Fees Due							$3,491.14

(1)          Any additional shares of common stock of NextDecade Corporation (the “Registrant”) to be issued as a result of stock dividends, stock splits or similar transactions shall be covered by this Registration Statement as provided in Rule 416(a) under the Securities Act of 1933, as amended.

(2)          Calculated in accordance with Rule 457(c) and (h) under the Securities Act of 1933 solely for the purpose of calculating the registration fee, which is based on the average of the high and low market prices of the shares of Common Stock of the Registrant as reported on the Nasdaq Capital Market on August 8, 2023.

(3)         Represents an additional 6,000,000 shares of Common Stock issuable under the Amended and Restated NextDecade Corporation 2017 Omnibus Incentive Plan, as amended (the “Plan”), which increase in shares of Common Stock was approved by the Registrant’s stockholders at its Annual Meeting of Stockholders on June 1, 2023.